Underlying supplement no. 760 To prospectus dated May 30, 2006 and prospectus supplement dated May 30, 2006	Registration Statement no. 333-134553 Dated June 19, 2007 Rule 424(b)(2)

LEHMAN BROTHERS HOLDINGS INC.

Basket Consisting of the S&P BRIC 40® Index (SBE), Nikkei 225SM Index (NKY) and the Dow Jones EURO STOXX 50® Index (SX5E)

General

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Lehman Brothers Holdings Inc. may offer and sell notes linked to a basket of indices from time to time. This underlying supplement no. 760 describes the Basket of the S&P BRIC 40® Index, Nikkei 225SM Index and the Dow Jones EURO STOXX 50® Index, which we refer to in this underlying supplement as Basket Indices. The specific terms for each series of notes will be included in a product supplement. A separate term sheet or pricing supplement, as the case may be, will describe terms that apply specifically to the notes. We refer to such term sheets and pricing supplements generally as terms supplements. You should read the base prospectus, the MTN prospectus supplement, the relevant product supplement and any other related prospectus supplement, term sheet or pricing supplement, including the description of the Basket of the S&P BRIC 40® Index, Nikkei 225SM Index and the Dow Jones EURO STOXX 50® Index set forth in this underlying supplement, carefully before you invest in the notes. Any terms used herein but not defined herein shall have the meaning given to them in the base prospectus, the MTN prospectus supplement or relevant product supplement or terms supplement. This underlying supplement may not be used to sell securities unless accompanied by the base prospectus, the MTN prospectus supplement, the relevant product supplement, the relevant terms supplements and any other related prospectus supplements.

Investing in notes linked to a Basket consisting of the S&P BRIC 40® Index, Nikkei 225SM Index and the Dow Jones EURO STOXX 50® Index involves a number of risks. See “Risk Factors” beginning on page US-1 in this underlying supplement no. 760, “Risk Factors” in the relevant product supplement and “Key Risks” in the relevant terms supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this underlying supplement no. 760, the accompanying base prospectus, the MTN prospectus supplement, the relevant product supplement, the relevant terms supplements and any other related prospectus supplements. Any representation to the contrary is a criminal offense.

LEHMAN BROTHERS

June 19, 2007

“Standard & Poor’s®,” “S&P®” and “S&P BRIC 40®” are trademarks of the McGraw-Hill Companies, Inc. and have been licensed for use by Lehman Brothers Holdings Inc. The notes, linked to the performance of the S&P BRIC 40 Index, are not sponsored, endorsed, sold or promoted by Standard & Poor’s and Standard & Poor’s makes no representation regarding the advisability of investing in the notes.

“Nikkei” and “Nikkei 225” are the service marks of Nikkei Inc. and will be licensed for use by Lehman Brothers Holdings Inc. The notes, linked to the performance of the Nikkei 225 Index, are not sponsored, endorsed, sold or promoted by Nikkei Inc., and Nikkei Inc. makes no representation regarding the advisability of investing in the notes.

“Dow Jones EURO STOXX 50®” and “STOXX®” are trademarks of STOXX Limited and have been licensed for certain purposes by Lehman Brothers. The notes are not sponsored, endorsed, sold or promoted by STOXX Limited, and STOXX Limited makes no representation regarding the advisability of investing in the notes.

In making your investment decision, you should rely only on the information contained or incorporated by reference in the relevant terms supplements, this underlying supplement no. 760, the relevant product supplement and the accompanying base prospectus and MTN prospectus supplement with respect to the notes offered and with respect to Lehman Brothers Holdings Inc. The relevant terms supplements, this underlying supplement no. 760, the relevant product supplement and the accompanying base prospectus and MTN prospectus supplement contain the terms of the notes and supersede all prior or contemporaneous oral statements as well as any other written materials including preliminary pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. We have not authorized anyone to give you any additional or different information. The information in the relevant terms supplements, this underlying supplement no. 760, the relevant product supplement and the accompanying base prospectus and MTN prospectus supplement may only be accurate as of the dates of each of these documents, respectively.

The notes described in the relevant terms supplements, this underlying supplement no. 760 and the relevant product supplement are not appropriate for all investors, and involve important legal and tax consequences and investment risks, which should be discussed with your professional advisers. You should be aware that the regulations of the National Association of Securities Dealers, Inc. and the laws of certain jurisdictions (including regulations and laws that require brokers to ensure that investments are suitable for their customers) may limit the availability of the notes. The relevant terms supplements, this underlying supplement no. 760, the relevant product supplement and the accompanying base prospectus and MTN prospectus supplement do not constitute an offer to sell or a solicitation of an offer to buy the notes in any circumstances in which such offer or solicitation is unlawful.

In this underlying supplement no. 760, the relevant terms supplements, the relevant product supplement and the accompanying base prospectus and MTN prospectus supplement, “we,” “us” and “our” refer to Lehman Brothers Holdings Inc., unless the context requires otherwise.

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RISK FACTORS

Your investment in notes linked to a Basket consisting of the S&P BRIC 40 Index, the Nikkei 225 Index and the Dow Jones EURO STOXX 50 Index will involve certain risks. Investing in the notes is not equivalent to investing directly in the S&P BRIC 40 Index, Nikkei 225 Index or the Dow Jones EURO STOXX 50 Index or any of the component stocks of the S&P BRIC 40 Index, Nikkei 225 Index or the Dow Jones EURO STOXX 50 Index. You should consider carefully the following discussion of risks before you decide that an investment in notes linked to a Basket consisting of the S&P BRIC 40 Index, Nikkei 225 Index and the Dow Jones EURO STOXX 50 Index is suitable for you. In addition, you should consider carefully the discussion of risks set forth in the relevant product supplement before you decide that an investment in the notes is suitable for you.

The amount payable at maturity will not be adjusted, unless otherwise specified in the relevant terms supplement, for changes in exchange rates that might affect the S&P BRIC 40 Index, the Nikkei 225 Index and the Dow Jones EURO STOXX 50 Index.

Although the stocks composing the S&P BRIC 40 Index, the Nikkei 225 Index and the Dow Jones EURO STOXX 50 Index are traded in currencies other than U.S. dollars, and the notes, which are linked to the Basket, which consists of the S&P BRIC 40 Index, the Nikkei 225 Index and the Dow Jones EURO STOXX 50 Index, are denominated in U.S. dollars, the amount payable on the notes at maturity will not be adjusted, unless otherwise specified in the relevant terms supplement, for changes in the exchange rate between the U.S. dollar and each of the currencies in which the stocks composing the Nikkei 225 Index and the Dow Jones EURO STOXX 50 Index are denominated. Changes in exchange rates, however, may reflect changes in various non-U.S. economies that in turn may affect the amount payable on the notes at maturity. The amount we pay in respect of the notes on the maturity date, if any, will be determined solely in accordance with the procedures described in the relevant product supplement.

Each publisher may adjust its Index in a way that affects its level and adversely affects the value of your note, and each publisher has no obligation to consider your interests.

Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. and the publisher of the S&P BRIC 40 Index (“S&P” or “Standard & Poor’s”), is responsible for calculating and maintaining the S&P BRIC 40 Index. Nikkei Inc. is responsible for calculating and maintaining the Nikkei 225 Index. STOXX Limited, a joint venture between Deutsche Börse AG, Dow Jones & Company and SWX Swiss Exchange, is responsible for calculating and maintaining the Dow Jones EURO STOXX 50 Index. We are not affiliated with S&P, Nikkei Inc. or STOXX Limited in any way (except for licensing arrangements discussed below in “The S&P BRIC 40® Index,” “The Nikkei 225SM Index” and “The Dow Jones EURO STOXX 50® Index”) and have no way to control or predict their actions including any errors in or discontinuation of disclosure regarding their methods or policies relating to the calculation of the S&P BRIC 40 Index, the Nikkei 225 Index and the Dow Jones EURO STOXX 50 Index.

Each of S&P, Nikkei Inc. and STOXX Limited can add, delete or substitute the stocks underlying its Index or make other methodological changes that could change the level of its Index. You should realize that the changing of companies included in any of the three Indices may affect such Index, and in turn the Basket, as a newly added company may perform significantly better or worse than the company or companies it replaces. Additionally, each of S&P, Nikkei Inc. and STOXX Limited may alter, discontinue or suspend calculation or dissemination of its Index. Any of these actions could affect the level of the Basket and adversely affect the value of your notes. Each of S&P, Nikkei Inc. and STOXX Limited has no obligation to consider your interests in calculating or revising its Index. See “The S&P BRIC 40 Index®,” “The Nikkei 225SM Index” and “The Dow Jones EURO STOXX 50® Index.”

Neither Lehman Brothers Holdings Inc. nor any of its affiliates assumes any responsibility for the adequacy or accuracy of the information about the component indices or the publishers of such component indices contained in this underlying supplement or any public disclosure of information by such publishers. You, as an investor in the notes, should make your own investigation into the component indices and the publishers of such component indices.

We cannot control actions by the companies whose stocks or other equity securities are represented in the Basket.

We are not affiliated with any of the companies whose stock is represented in the Basket. As a result, we will have no ability to control the actions of such companies, including actions that could affect the value of the stocks underlying the Basket Indices or your notes. None of the money you pay us will go to any of the companies represented in the Basket and none of those companies will be involved in the offering of the notes in any way. Neither those companies nor we will have any obligation to consider your interests as a holder of the notes in taking any corporate actions that might affect the value of your notes.

You will have no shareholder rights in issuers of stocks underlying the S&P BRIC 40 Index, the Nikkei 225 Index or the Dow Jones EURO STOXX 50 Index.

Investing in the notes is not equivalent to investing in the securities underlying the S&P BRIC 40 Index, the Nikkei 225 Index or the Dow Jones EURO STOXX 50 Index. As a holder of the notes, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of the securities composing the S&P BRIC 40 Index, the Nikkei 225 Index or the Dow Jones EURO STOXX 50 Index would have.

An investment in the notes is subject to risks associated with non-U.S. securities markets.

The stocks that constitute the S&P BRIC 40 Index, the Nikkei 225 Index and the Dow Jones EURO STOXX 50 Index have been issued by non-U.S. companies. Investments in securities indexed to the value of such non-U.S. equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than about U.S. companies that are subject to the reporting requirements of the Securities and Exchange Commission, and generally non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies.

The prices of securities in non-U.S. jurisdictions may be affected by political, economic, financial and social factors in such markets, including changes in a country’s government, economic and fiscal policies, currency exchange laws or other foreign laws or restrictions. Moreover, the economies in such countries may differ favorably or unfavorably from the economy of the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self sufficiency. Such countries may be subjected to different and, in some cases, more adverse economic environments.

The countries represented by the S&P BRIC 40 Index are Brazil, Russia, India and China. These countries may have relatively unstable governments, may present risks of nationalization of businesses, may impose restrictions on foreign ownership, foreign currency exchange and the repatriation of assets, and may be less protective of property rights than more developed countries. The economies of these countries may be highly vulnerable to changes in local, regional and global economic and trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates.

Time differences between the cities where the component indices trade and New York City may create discrepancies in trading levels.

As a result of the time difference between the cities where the securities underlying the component indices trade and New York City (where the notes may trade), there may be discrepancies between the levels of the component indices and the trading prices of the notes. In addition, there may be periods when the foreign securities markets are closed for trading (for example during holidays in a foreign country), as a result of which the levels of the component indices remain unchanged for multiple trading days in New York City.

THE BASKET

The Basket will consist of the three Basket Indices, which will be substantially equally weighted unless otherwise specified in the relevant terms supplements. The level of the Basket will increase or decrease depending on the performance of the Basket Indices.

THE S&P BRIC 40® INDEX

We have derived all information contained in this underlying supplement no. 760 regarding the S&P BRIC 40 Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, S&P. We have not independently verified such information. We make no representation or warranty as to the accuracy or completeness of such information.

Additional information concerning the S&P BRIC 40 Index may be obtained at the S&P web site (www.spglobal.com). Information contained in the S&P web site is not incorporated by reference in, and should not be considered part of, this underlying supplement or any terms supplement.

You can obtain the level of the S&P BRIC 40 Index at any time from the Bloomberg Financial Markets page “SBE <Index> <GO>“ or from the S&P web site at www.spglobal.com. The S&P BRIC 40 Index trades in U.S. dollars and Euros. This underlying supplement refers to the Euro-denominated S&P BRIC 40 Index.

S&P BRIC 40 Index Composition, Maintenance and Calculation

Launched by S&P on June 20, 2006, the S&P BRIC 40 Index is designed to provide exposure to 40 leading companies from the emerging markets of Brazil, Russia, India and China. There is no minimum number of stocks from the respective four countries that have to be included in the S&P BRIC 40 Index. All stocks in the S&P BRIC 40 index must trade in developed market exchanges (Hong Kong Stock Exchange, London Stock Exchange, NASDAQ and NYSE). The S&P BRIC 40 Index uses a particular selection procedure for its composition stocks, and a modified market capitalization weighting scheme, both discussed in further detail below.

All constituent companies are also members of the S&P/IFC Investable (S&P/IFCI) index series for one of the four countries. The S&P/IFCI indices measure the returns of emerging market stocks that are legally and practically available to foreign investors. Constituents for the S&P/IFCI series are chosen based on size, liquidity, and their legal and practical availability to foreign institutional investors. The S&P/IFCI indices are calculated on a daily basis for each country.

The process of selecting the 40 companies is as follows. All constituents of the S&P/IFCI country indices for Brazil, Russia, India and China comprise the initial selection universe. All companies that do not have a developed market listing are removed from the list. Average three-month daily value traded (hereafter referred to as “liquidity”) and float-adjusted market capitalization (hereafter referred to as “market cap”), as of the reference date, are measured. Companies with a float-adjusted market capitalization of less than $1 billion (the “Market Cap Threshold”) and/or an average three-month daily trading value of less than $5 million (the “Liquidity Threshold”) are removed. In addition, if a company has multiple share classes, the share class with the lower liquidity is removed. The remaining stocks are sorted in decreasing order of their float-adjusted market capitalization, and the top forty become S&P BRIC 40 Index members. In the rare event that fewer than 40 stocks qualify for inclusion, S&P may modify the criteria to include multiple share classes or reduce the market cap limit, in that order.

The S&P BRIC 40 Index is rebalanced once a year in December. The annual rebalancing of the S&P BRIC 40 Index will be effective after the market close of the third Friday of December. The reference date for the data used in the review will be the third Friday of November. In addition to the annual rebalancing, there will be a mid-year review. A semi-annual rebalancing will occur only if three of the biggest 30 stocks from the eligible universe are not in the S&P BRIC 40 Index at the mid-year review. There will not be a semi-annual rebalancing in years when this condition is not satisfied. No companies are added between rebalancings, but a company can be deleted during that time due to corporate events such as mergers, acquisitions, takeovers or delistings. In case of any changes, an announcement will be made followed by the immediate revision of the methodology.

The S&P BRIC 40 Index Committee (the “Index Committee”) maintains the S&P BRIC 40 Index, meeting as often as needed. The committee members are full-time professionals of the S&P staff. At each meeting, the Index Committee reviews pending corporate actions that may affect S&P BRIC 40 Index constituents, statistics comparing the composition of the indices to the market, and any significant market events. In addition, the Index Committee can revise S&P BRIC 40 Index policy covering rules for selecting companies, share counts, the liquidity and market capitalization thresholds or other matters.

The S&P BRIC 40 Index is calculated in U.S. dollars and Euros. The pricing of the members of the S&P BRIC 40 Index is taken from the stocks included in the S&P BRIC 40 Index—specifically their developed market listing. The price of each stock used in the daily S&P BRIC 40 Index level computation is the closing price from its respective exchange. Local market prices are converted using Reuters / WM London closing. If a single stock is trading in multiple developed markets, only the listing from the market with most liquidity is considered.

As of March 31 2007, 36.8% of the S&P BRIC 40 Index weight was made up of Chinese stocks, 24.4% by Brazilian stocks, 31.7% by Russian stocks and 7.1% by Indian stocks. As of the same date, the largest sectors of the S&P BRIC 40 Index were energy (composing 39.4% of S&P BRIC 40 Index weight), financials (composing 26.6% of S&P BRIC 40 Index weight), telecom services (composing 14.1% of S&P BRIC 40 Index weight), and materials (composing 8.9% of S&P BRIC 40 Index weight).

Once the constituent companies are identified, S&P utilizes a modified market capitalization weighing procedure to determine the composition of the S&P BRIC 40 Index. In short, at rebalancing, the starting weight of each stock is proportional to its available market capitalization, which accounts for available float and investment restrictions for foreign investors. Modifications are made, if required, to ensure that no stock has a weight of more than 10% in the S&P BRIC 40 Index. In addition, changes are made to ensure that the minimum initial portfolio size for a one day trade (based on recent trading volume) will be at least $600 million.

The details of the weighing procedure at every rebalancing are as follows:

1.	Every stock is given an initial Adjustment Factor (AF) of 1. Basket Liquidity (BL) and Maximum Weight (MW) are set to US$600 million and 10%, respectively.

2.	The weight for each stock in the S&P BRIC 40 Index is calculated as follows:

3.	Trade size, S, is calculated for each stock as follows:

Si = Li/Wi

where L is the liquidity of the ith stock defined by the three-month average daily value traded.

4.	The adjustment factor for each common stock is modified as follows:

If S < BL and/or Wi ≥ MW

Then AFi = AFi, previous – 0.2

Else AFi = AFi, previous

5.

If, for every stock, Si ≥ BL and Wi < MW, then the process is complete and the weights derived in step 2 are used. If not, steps 2,3 and 4 are repeated until all stocks meet the market cap and liquidity requirements. No further adjustments are made for stocks which have AF = 0.2

The basket liquidity (BL) parameter essentially sets a limit of the minimum portfolio size that must be turned over in a single day, based on the historical average value-traded pattern. The MW parameter is the maximum weight of each stock at the rebalancing. These parameters can be changed depending on market circumstances. Steps 1 through 5 modify the market cap weighting scheme in a looped manner until the BL and MW constraints are satisfied for all S&P BRIC 40 Index constituents.

The S&P BRIC 40 Index is calculated by means of the divisor methodology used in all Standard & Poor’s equity indices. The Index Value is simply the Index Market Value divided by the Index Divisor:

Index Shares are set at the time of rebalancing in the following manner such that for the ith constituent:

where Wi is the weight for the ith constituent at the rebalancing as derived from the previous section, and Pricerebalancing day close, i is its price at the close of the rebalancing date.

In order to maintain basket series continuity, it is also necessary to adjust the divisor at the rebalancing.

(Index Value)before rebalancing = (Index Value)after rebalancing

Therefore,

The basket will have a total return counterpart, which will assume dividends are reinvested in the basket after the close on the ex-date. On any given date t,

Total Return Index Valuet = (Total Return Indext-1) x (Total Return Multipliert)

The tax rate refers to withholding taxes on dividends imposed on a Luxembourg based holding company investing as a non-resident investor. Standard & Poor’s may revise these rates annually in the second quarter of the year. The principal source for the rates is the annual Ernst & Young Worldwide Corporate Tax Guide. Standard & Poor’s also consults other sources.

Index Dividend Points will be zero on those dates in which no basket constituents are going ex-dividends, while on the other dates it will be a positive number. Therefore, returns calculated from Total Return Index Value will always be a greater than or equal to the Index Value.

S&P BRIC 40 Index Maintenance

Rebalancing

The S&P BRIC 40 Index is rebalanced once a year in December. The annual rebalancing of the S&P BRIC 40 Index will be effective after the market close of the third Friday of December. The reference date for the data used in the review will be the third Friday of November. In addition to the annual rebalancing, there will be a mid-year review. A semi-annual rebalancing will occur only if three of the biggest 30 stocks from the eligible universe are not in the S&P BRIC 40 Index at the mid-year review. There will not be a semi-annual rebalancing in years when this condition is not satisfied. The reference date for the data used in the mid-year review will be mid-May, with a mid-year rebalancing being made, if necessary, after the market close on the third Friday of June.

Base Date

The base value of the S&P BRIC 40 index is 874.48 on February 2, 2004. Daily returns are available starting from that date.

Index Actions

Corporate Action	Adjustment made to index	Divisor Adjustment

Spin-Off	No weight change. The price is adjusted to Price of Parent Company minus (Price of Spin-off company/Share Exchange Ratio). Index shares change so that the company’s weight remains the same as its weight before the spin-off.	No

Rights Offering	The price is adjusted thus: ([Ratio Received * Rights Price] + [Ratio Held * Close Price]) / ([Ratio Received + Ratio Held] * Close Price). Index Shares are changed correspondingly so that there is no change in weight.	No

Stock Split	Index Shares are multiplied by and price is divided by the split factor.	No

Share Issuance or Reduction	None	No

Special Dividends	Price of the stock making the special dividend payment is reduced by the per-share special dividend amount after the close of trading on the day before ex-date.	Yes

Delisting	The stock is removed. No replacements are made.	Yes

Merger or Acquisition	If the surviving company is already an index member, it is retained in the index. If the surviving company does not belong to BRIC countries or maintain the exchange listing included in the index, it is removed. An announcement will be made in other cases.	Yes, if there is a removal.

Index Governance

The S&P BRIC 40 Index Committee maintains the S&P BRIC 40 Index. The Index Committee members are all full-time professional members of Standard & Poor’s staff. The Index Committee meets as needed. At each meeting, the Index Committee reviews pending corporate actions that may affect S&P BRIC 40 Index constituents, statistics comparing the composition of indices to the market, and any significant market events. In addition, the Index Committee may revise S&P BRIC 40 Index policy covering rules for selecting companies, share counts, the Liquidity Threshold, the Market Cap Threshold, Basket Liquidity and Maximum Weight, or other matters. In the rare event that less than 40 stocks qualify for inclusion at the rebalancing, Standard & Poor’s may modify the criteria to include multiple share classes or reduce the market cap limit, in that order.

Standard & Poor’s considers information about changes to its indices and related matters to be potentially market-moving and material. Therefore, all Index Committee discussions are confidential.

Discontinuation of the S&P BRIC 40 Index; Alteration of Method of Calculation

S&P has no obligation to continue to publish the S&P BRIC 40 Index, and may discontinue publication of the S&P BRIC 40 Index at any time in its sole discretion. If S&P discontinues publication of the S&P BRIC 40 Index and S&P or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the discontinued Index (such index being referred to herein as a “S&P BRIC 40 successor index”), then any Index closing level will be determined by reference to the level of such S&P BRIC 40 successor index at the close of trading on the NYSE, the AMEX, the NASDAQ National Market or the relevant exchange or market for the S&P BRIC 40 successor index on each relevant Basket Valuation Date, Observation Date, Averaging Date, Review Date or other relevant date or dates as set forth in the relevant terms supplement.

Upon any selection by the calculation agent of an S&P BRIC 40 successor index, the calculation agent will cause written notice thereof to be promptly furnished to the trustee, to us and to the holders of the notes.

If S&P discontinues publication of the S&P BRIC 40 Index prior to, and such discontinuation is continuing on, a Basket Valuation Date, Observation Date, Averaging Date, Review Date or other relevant date as set forth in the relevant terms supplement, and the calculation agent determines, in its sole discretion, that no S&P BRIC 40 successor index is available at such time, or the calculation agent has previously selected an S&P BRIC 40 successor index and publication of such S&P BRIC 40 successor index is discontinued prior to, and such discontinuation is continuing on, such Basket Valuation Date, Observation Date, Averaging Date, Review Date or other relevant date, or if S&P (or the publisher of any S&P BRIC 40 successor index) fails to calculate and publish a closing level for the S&P BRIC 40 Index (or any S&P BRIC 40 successor index) on any date when it would ordinarily do so in accordance with its customary practice, then the calculation agent will determine the S&P BRIC 40 Index closing level for such date. The S&P BRIC 40 Index closing level will be computed by the calculation agent in accordance with the formula for and method of calculating the S&P BRIC 40 Index or S&P BRIC 40 successor index, as applicable, last in effect prior to such discontinuation, or failure to calculate or publish a closing level for the S&P BRIC 40 Index, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session on such date of each security most recently composing the S&P BRIC 40 Index or S&P BRIC 40 successor index, as applicable. Notwithstanding these alternative arrangements, discontinuation of the publication or failure to calculate or publish the closing level of the S&P BRIC 40 Index may adversely affect the value of the notes.

As used herein, “closing price” of a security, on any particular day, means the last reported sales price for that security on the relevant exchange at the scheduled weekday closing time of the regular trading session of the relevant exchange. If, however, the security is not listed or traded on a bulletin board, then the closing price of the security will be determined using the average execution price per share that an affiliate of Lehman Brothers Holdings Inc. pays or receives upon the purchase or sale of the security used to hedge Lehman Brothers Holdings Inc.’s obligations under the notes. The “relevant exchange” for any security (or any combination thereof then underlying the S&P BRIC 40 Index or any successor index) means the primary exchange, quotation system (which includes bulletin board services) or other market of trading for such security.

If at any time the method of calculating the S&P BRIC 40 Index or an S&P BRIC 40 successor index, or the level thereof, is changed in a material respect, or if the S&P BRIC 40 Index or an S&P BRIC 40 successor index is in any other way modified so that the S&P BRIC 40 Index or such S&P BRIC 40 successor index does not, in the opinion of the calculation agent, fairly represent the level of the S&P BRIC 40 Index or such S&P BRIC 40 successor index had such changes or modifications not been made, then the calculation agent will, at the close of business in New York City on each date on which the S&P BRIC 40 Index closing level is to be determined, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a level of a stock index comparable to the S&P BRIC 40 Index or such S&P BRIC 40 successor index, as the case may be, as if such changes or modifications had not been made, and the calculation agent will calculate the S&P BRIC 40 Index closing level with reference to the S&P BRIC 40 Index or such S&P BRIC 40 successor index, as adjusted. Accordingly, if the method of calculating the S&P BRIC 40 Index or a S&P BRIC 40 successor index is modified so that the level of the S&P BRIC 40 Index or such S&P BRIC 40 successor index is a fraction of what it would have been if there had been no such modification (e.g., due to a split in the S&P BRIC 40 Index), then the calculation agent will adjust its calculation of the S&P BRIC 40 Index or such S&P BRIC 40 successor index in order to arrive at a level of the S&P BRIC 40 Index or such S&P BRIC 40 successor index as if there had been no such modification (e.g., as if such split had not occurred).

License Agreement with S&P

Lehman Brothers Holdings Inc. has entered into a non-exclusive license agreement with S&P, which grants Lehman Brothers Holdings Inc. and certain of its affiliated or subsidiary companies a license, in exchange for a fee, to use the S&P BRIC 40 Index in connection with certain securities, including the notes.

The notes are not sponsored, endorsed, sold or promoted by Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., which we refer to as S&P. S&P makes no representation or warranty, express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly, or the ability of the S&P BRIC 40 Index to track general stock market performance. S&P’s only relationship to Lehman Brothers Holdings Inc. is the licensing of certain trademarks and trade names of S&P without regard to Lehman Brothers Holdings Inc. or the notes. S&P has no obligation to take the needs of Lehman Brothers Holdings Inc. or the holders of the notes into consideration in determining, composing or calculating the S&P BRIC 40 Index. S&P is not responsible for and has not participated in the determination of the timing, price or quantity of the notes to be issued or in the determination or calculation of the amount due at maturity of the notes. S&P has no obligation or liability in connection with the administration, marketing or trading of the notes.

S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P BRIC 40 INDEX OR ANY DATA INCLUDED THEREIN AND S&P SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS THEREIN. S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY LEHMAN BROTHERS HOLDINGS INC., HOLDERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P BRIC 40, INDEX OR ANY DATA INCLUDED THEREIN. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P BRIC 40 INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

“STANDARD & POOR’S®”, “S&P®” and “S&P BRIC 40®” ARE TRADEMARKS OF THE MCGRAW-HILL COMPANIES, INC. AND HAVE BEEN LICENSED FOR USE BY LEHMAN BROTHERS INC. AND SUB-LICENSED FOR USE BY LEHMAN BROTHERS HOLDINGS INC. THIS TRANSACTION IS NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY S&P AND S&P MAKES NO REPRESENTATION REGARDING THE ADVISABILITY OF PURCHASING ANY OF THE NOTES.

THE NIKKEI 225SM INDEX

We have derived all information regarding the Nikkei 225 Index contained in this underlying supplement no. 760, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by Nikkei Inc. We have not independently verified such information. We make no representation or warranty as to the accuracy or completeness of such information.

Additional information concerning the Nikkei 225 Index may be obtained at the Nikkei web site (www.nni.nikkei.co.jp). Information contained in the Nikkei web site is not incorporated by reference in, and should not be considered part of, this underlying supplement or any terms supplement.

You can obtain the level of the Nikkei 225 Index at any time from the Bloomberg Financial Markets page “NKY <Index> <GO>“, from the Reuters service under the symbol “NKY.TK” or from the Nikkei web site at www.nni.nikkei.co.jp.

Nikkei 225 Index Composition and Maintenance

The Nikkei 225 Index is a stock index calculated, published and disseminated by Nikkei Inc. that measures the composite price performance of selected Japanese stocks. The Nikkei 225 Index, as of the date of this underlying supplement, is based on 225 underlying stocks (the “Underlying Stocks”) trading on the Tokyo Stock Exchange (“TSE”) representing a broad cross-section of Japanese industries. All 225 Underlying Stocks are stocks listed in the First Section of the TSE. Stocks listed in the First Section of the TSE are among the most actively traded stocks on the TSE. Nikkei Inc. rules require that the 75 most liquid issues (one-third of the component count of the Nikkei 225 Index) be included in the Nikkei 225 Index.

The 225 companies included in the Nikkei 225 Index are divided into six sector categories: Technology, Financials, Consumer Goods, Materials, Capital Goods/Others and Transportation and Utilities. These six sector categories are further divided into 36 industrial classifications as follows:

•	Technology — Pharmaceuticals, Electrical Machinery, Automobiles, Precision Machinery, Telecommunications;

•	Financials — Banks, Miscellaneous Finance, Securities, Insurance;

•	Consumer Goods — Marine Products, Food, Retail, Services;

•	Materials — Mining, Textiles, Paper and Pulp, Chemicals, Oil, Rubber, Ceramics, Steel, Nonferrous Metals, Trading House;

•	Capital Goods/Others — Construction, Machinery, Shipbuilding, Transportation Equipment, Miscellaneous Manufacturing, Real Estate; and

•	Transportation and Utilities — Railroads and Buses, Trucking, Shipping, Airlines, Warehousing, Electric Power, Gas.

Nikkei 225 Index Calculation

The Nikkei 225 Index is a modified, price-weighted index (i.e., an Underlying Stock’s weight in the index is based on its price per share rather than the total market capitalization of the issuer) which is calculated by (i) multiplying the per share price of each Underlying Stock by the corresponding weighting factor for such Underlying Stock (a “Weight Factor”), (ii) calculating the sum of all these products and (iii) dividing such sum by a divisor (the “Divisor”). The Divisor was initially set at 225 for the date of May 16, 1949 using historical numbers from May 16, 1949, the date on which the TSE was reopened. The Divisor was 24.293 as of October 2, 2006 and is subject to periodic adjustments as set forth below. Each Weight Factor is computed by dividing ¥50 by the par value of the relevant Underlying Stock, so that the share price of each Underlying Stock when multiplied by its Weight Factor corresponds to a share price based on a uniform par value of ¥50. The stock prices used in the calculation of the Nikkei 225 Index are those reported by a primary market for the Underlying Stocks (currently the TSE). The level of the Nikkei 225 Index is calculated once per minute during TSE trading hours.

In order to maintain continuity in the Nikkei 225 Index in the event of certain changes due to non-market factors affecting the Underlying Stocks, such as the addition or deletion of stocks, substitution of stocks, stock splits or distributions of assets to stockholders, the Divisor used in calculating the Nikkei 225 Index is adjusted in a manner designed to prevent any instantaneous change or discontinuity in the level of the Nikkei 225 Index. Thereafter, the Divisor remains at the new value until a further adjustment is necessary as the result of another change. As a result of such change affecting any Underlying Stock, the Divisor is adjusted in such a way that the sum of all share prices immediately after such change multiplied by the applicable Weight Factor and divided by the new Divisor (i.e., the level of the Nikkei 225 Index immediately after such change) will equal the level of the Nikkei 225 Index immediately prior to the change.

An Underlying Stock may be deleted or added by Nikkei Inc. Any stock becoming ineligible for listing in the First Section of the TSE due to any of the following reasons will be deleted from the Underlying Stocks: (i) bankruptcy of the issuer, (ii) merger of the issuer with, or acquisition of the issuer by, another company, (iii) delisting of such stock, (iv) transfer of such stock to the “Seiri-Post” because of excess debt of the issuer or because of any other reason or (v) transfer of such stock to the Second Section. In addition, a component stock transferred to the “Kanri-Post” (Posts for stocks under supervision) is in principle a candidate for deletion. Underlying Stocks with relatively low liquidity, based on trading value and rate of price fluctuation over the past five years, may be deleted by Nikkei Inc. Upon deletion of a stock from the Underlying Stocks, Nikkei Inc. will select a replacement for such deleted Underlying Stock in accordance with certain criteria. In an exceptional case, a newly listed stock in the First Section of the TSE that is recognized by Nikkei Inc. to be representative of a market may be added to the Underlying Stocks. In such a case, an existing Underlying Stock with low trading volume and deemed not to be representative of a market will be deleted by Nikkei Inc.

A list of the issuers of the Underlying Stocks constituting the Nikkei 225 Index is available from the Nikkei Economic Electronic Databank System and from the Stock Market Indices Data Book published by Nikkei Inc. Nikkei Inc. may delete, add or substitute any stock underlying the Nikkei 225 Index. Nikkei Inc. first calculated and published the Nikkei 225 Index in 1970.

The Tokyo Stock Exchange

The TSE is one of the world’s largest securities exchanges in terms of market capitalization. Trading hours are currently from 9:00 a.m. to 11:00 a.m. and from 12:30 p.m. to 3:00 p.m., Tokyo time, Monday through Friday.

Due to the time zone difference, on any normal trading day the TSE will close prior to the opening of business in New York City on the same calendar day. Therefore, the closing level of the Nikkei 225 Index on a trading day will generally be available in the United States by the opening of business on the same calendar day.

The TSE has adopted certain measures, including daily price floors and ceilings on individual stocks, intended to prevent any extreme short-term price fluctuations resulting from order imbalances. In general, any stock listed on the TSE cannot be traded at a price lower than the applicable price floor or higher than the applicable price ceiling. These price floors and ceilings are expressed in absolute Japanese yen, rather than percentage limits based on the closing price of the stock on the previous trading day. In addition, when there is a major order imbalance in a listed stock, the TSE posts a “special bid quote” or a “special asked quote” for that stock at a specified higher or lower price level than the stock’s last sale price in order to solicit counter-orders and balance supply and demand for the stock. Prospective investors should also be aware that the TSE may suspend the trading of individual stocks in certain limited and extraordinary circumstances, including, for example, unusual trading activity in that stock. As a result, changes in the Nikkei 225 Index may be limited by price limitations or special quotes, or by suspension of trading, on individual stocks that make up the Nikkei 225 Index, and these limitations, in turn, may adversely affect the value of the notes.

Discontinuation of the Nikkei 225 Index; Alteration of Method of Calculation

Nikkei Inc. has no obligation to continue to publish the Nikkei 225 Index, and may discontinue publication of the Nikkei 225 Index at any time in its sole discretion. If Nikkei Inc. discontinues publication of the Nikkei 225 Index and Nikkei Inc. or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the discontinued Index (such index being referred to herein as a “Nikkei 225 successor index”), then any Index closing level will be determined by reference to the level of such Nikkei 225 successor index at the close of trading on the TSE (2nd session) or the relevant exchange or market for the Nikkei 225 successor index on each relevant Basket Valuation Date, Observation Date, Averaging Date, Review Date or other relevant date or dates as set forth in the relevant terms supplement.

Upon any selection by the calculation agent of a Nikkei 225 successor index, the calculation agent will cause written notice thereof to be promptly furnished to the trustee, to us and to the holders of the notes.

If Nikkei Inc. discontinues publication of the Nikkei 225 Index prior to, and such discontinuation is continuing on, a Basket Valuation Date, Observation Date, Averaging Date, Review Date or other relevant date as set forth in the relevant terms supplement and the calculation agent determines, in its sole discretion, that no Nikkei 225 successor index is available at such time, or the calculation agent has previously selected a Nikkei 225 successor index and publication of such Nikkei 225 successor index is discontinued prior to, and such discontinuation is continuing on, such Basket Valuation Date, Observation Date, Averaging Date, Review Date or other relevant date, or if Nikkei Inc. (or the publisher of any Nikkei 225 successor index) fails to calculate and publish a closing level for the Nikkei 225 Index (or any Nikkei 225 successor index) on any date when it would ordinarily do so in accordance with its customary practice, then the calculation agent will determine the Index closing level for such date. The Index closing level will be computed by the calculation agent in accordance with the formula for and method of calculating the Nikkei 225 Index or Nikkei 225 successor index, as applicable, last in effect prior to such discontinuation or failure to calculate or publish a closing level for the index, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session on such date of each security most recently composing the Nikkei 225 Index or Nikkei 225 successor index, as applicable. Notwithstanding these alternative arrangements, discontinuation of the publication or failure to calculate or publish the closing level of the Nikkei 225 Index may adversely affect the value of the notes.

As used herein, “closing price” of a security, on any particular day, means the last reported sales price for that security on the relevant exchange at the scheduled weekday closing time of the regular trading session of the relevant exchange. If, however, the security is not listed or traded on a bulletin board, then the closing price of the security will be determined using the average execution price per share that an affiliate of Lehman Brothers Holdings Inc. pays or receives upon the purchase or sale of the security used to hedge Lehman Brothers Holdings Inc.’ obligations under the notes. The “relevant exchange” for any security (or any combination thereof then underlying the Nikkei 225 Index or any successor index) means the primary exchange, quotation system (which includes bulletin board services) or other market of trading for such security.

If at any time the method of calculating the Nikkei 225 Index or a Nikkei 225 successor index, or the level thereof, is changed in a material respect, or if the Nikkei 225 Index or a Nikkei 225 successor index is in any other way modified so that the Nikkei 225 Index or such Nikkei 225 successor index does not, in the opinion of the calculation agent, fairly represent the level of the Nikkei 225 Index or such Nikkei 225 successor index had such changes or modifications not been made, then the calculation agent will, at the close of business in New York City on each date on which the Nikkei 225 Index closing level is to be determined, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a level of a stock index comparable to the Nikkei 225 Index or such Nikkei 225 successor index, as the case may be, as if such changes or modifications had not been made, and the calculation agent will calculate the Index closing level with reference to the Nikkei 225 Index or such Nikkei 225 successor index, as adjusted. Accordingly, if the method of calculating the Nikkei 225 Index or a Nikkei 225 successor index is modified so that the level of the Nikkei 225 Index or such Nikkei 225 successor index is a fraction of what it would have been if there had been no such modification (e.g., due to a split in the Nikkei 225 Index), then the calculation agent will adjust its calculation of the Nikkei 225 Index or such Nikkei 225 successor index in order to arrive at a level of the Nikkei 225 Index or such Nikkei 225 successor index as if there had been no such modification (e.g., as if such split had not occurred).

License Agreement with Nikkei Digital Media, Inc.

Lehman Brothers Holdings Inc. will enter into a non-exclusive license agreement with Nikkei Digital Media, Inc. (“NDM”), who is exclusively licensed by Nikkei Inc. to sublicense the use of the Nikkei 225 Index to third parties. The license agreement will grant Lehman Brothers Holdings Inc. and certain of its affiliated or subsidiary companies a license, in exchange for a fee, to use the Nikkei 225 Index in connection with certain securities, including the notes.

The license agreement between NDM and Lehman Brothers Holdings Inc. will provide that the following language must be stated in this prospectus supplement.

The notes are not in any way sponsored, endorsed or promoted by Nikkei Inc. Nikkei Inc. does not make any warranty or representation whatsoever, express or implied, either as to the results to be obtained from the use of the Nikkei 225 Index or the level of the Nikkei 225 Index on any particular day or otherwise.

The Nikkei 225 Index is compiled and calculated solely by Nikkei Inc. However, Nikkei Inc. shall not be liable to any person for any error in the Nikkei 225 Index, and Nikkei Inc. shall not be under any obligation to advise any person, including any purchaser or vendor of the notes, of any error therein.

In addition, Nikkei Inc. gives no assurance regarding any modification or change in any methodology used in calculating the Nikkei 225 Index and is under no obligation to continue the calculation, publication and dissemination of the Nikkei 225 Index.

“Nikkei” and “Nikkei 225” are the service marks of Nikkei Inc. Nikkei Inc. reserves all the rights, including copyright, to the Nikkei 225 Index.

Our license agreement with NDM provides that Nikkei Inc. will assume no obligation or responsibility for use of the Nikkei 225 Index by us or our affiliates.

THE DOW JONES EURO STOXX 50® INDEX

We have derived all information contained in this underlying supplement no. 760 regarding the Dow Jones EURO STOXX 50 Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, STOXX Limited. The Dow Jones EURO STOXX 50 Index is offered and maintained by STOXX Limited. We have not independently verified such information. We make no representation or warranty as to the accuracy or completeness of such information.

Additional information concerning the Dow Jones EURO STOXX 50 Index, including the country and industrial sector weightings of the securities included in the Dow Jones EURO STOXX 50 Index, may be obtained at the STOXX Limited web site (www.stoxx.com). Information contained in the STOXX Limited website is not incorporated by reference in, and should not be considered a part of, this underlying supplement no. 760 or any terms supplement.

You can obtain the level of the Dow Jones EURO STOXX 50 Index at any time from the Bloomberg Financial Markets page “SX5E <Index> <GO>“ or from the STOXX Limited web site at www.stoxx.com.

Dow Jones EURO STOXX 50® Index Composition and Maintenance

The Dow Jones EURO STOXX 50 Index was created by STOXX Limited, a joint venture between Deutsche Börse AG, Dow Jones & Company and SWX Group. Publication of the Dow Jones EURO STOXX 50 Index began on February 28, 1998, based on an initial Dow Jones EURO STOXX 50 Index value of 1,000 at December 31, 1991.

The Dow Jones EURO STOXX 50 Index is composed of 50 component stocks of market sector leaders from within the Dow Jones EURO STOXX Index, which includes stocks selected from the Eurozone. The component stocks have a high degree of liquidity and represent the largest companies across all market sectors defined by the Dow Jones Global Classification Standard.

The composition of the Dow Jones EURO STOXX 50 Index is reviewed annually, based on the closing stock data on the last trading day in August. The component stocks are announced the first trading day in September. Changes to the component stocks are implemented on the third Friday in September and are effective the following trading day. Changes in the composition of the Dow Jones EURO STOXX 50 Index are made to ensure that the Dow Jones EURO STOXX 50 Index includes the 50 market sector leaders from within the Dow Jones EURO STOXX Index. A current list of the issuers that comprise the Dow Jones EURO STOXX 50 Index is available on the STOXX Limited website: www.stoxx.com.

The free float factors and weighting cap factors for each component stock used to calculate the Dow Jones EURO STOXX 50 Index, as described below, are reviewed, calculated and implemented on a quarterly basis and are fixed until the next quarterly review. The weighting of a component stock is capped at 10% of the Dow Jones EURO STOXX 50 Index’s total free float market capitalization.

The Dow Jones EURO STOXX 50 Index is also reviewed on an ongoing basis. Corporate actions (including initial public offerings, mergers and takeovers, spin-offs, delistings and bankruptcy) that affect the Dow Jones EURO STOXX 50 Index composition are immediately reviewed. Any changes are announced, implemented and effective in line with the type of corporate action and the magnitude of the effect.

Dow Jones EURO STOXX 50 Index Calculation

The Dow Jones EURO STOXX 50 Index is calculated with the “Laspeyres formula,” which measures the aggregate price changes in the component stocks against a fixed base quantity weight. The formula for calculating the Dow Jones EURO STOXX 50 Index value can be expressed as follows:

Index	=	free float market capitalization of the Dow Jones EURO STOXX 50 Index	x	1,000
adjusted base date market capitalization of the Dow Jones EURO STOXX 50 Index

The “free float market capitalization of the Dow Jones EURO STOXX 50 Index” is equal to the sum of the products of the closing price, number of shares, free float factor and weighting cap factor for each component stock as of the time the Dow Jones EURO STOXX 50 Index is being calculated.

The Dow Jones EURO STOXX 50 Index is also subject to a divisor, which is adjusted to maintain the continuity of Dow Jones EURO STOXX 50 Index values despite changes due to corporate actions. The following is a summary of the adjustments to any component stock made for corporate actions and the effect of such adjustment on the divisor, where shareholders of the component stock will receive “B” number of shares for every “A” share held (where applicable).

(1) Cash dividend: Adjusted price = closing price – dividend announced by the company * (1 – withholding tax) Divisor: decreases	(2) Special cash dividend: Adjusted price = closing price – dividend announced by the company * (1 – withholding tax) Divisor: decreases
(3) Split and reverse split: Adjusted price = closing price * A/B New number of shares = old number of shares * B/A Divisor: no change	(4) Rights offering: Adjusted price = (closing price * A + subscription price * B) / (A + B) New number of shares = old number of shares * (A + B) / A Divisor: increases
(5) Stock dividend: Adjusted price = closing price * A / (A + B) New number of shares = old number of shares * (A + B) / A Divisor: no change	(6) Stock dividend of another company: Adjusted price = (closing price * A – price of other company * B) / A Divisor: decreases

(7) Return of capital and share consideration:

Adjusted price = (closing price – dividend announced

                            by company * (1-withholding tax)) *

                            A / B

New number of shares = old number of shares * B / A

Divisor: decreases

(8) Repurchase shares / self tender:

Adjusted price = ((price before tender * old number

                            of shares ) – (tender price * number of

                            tendered shares)) / (old number of shares -

                            number of tendered shares)

New number of shares = old number of shares -

                                          number of tendered shares

Divisor: decreases

(9) Spin-off: Adjusted price = (closing price * A – price of spun-off shares *B) / A Divisor: decreases

(10) Combination stock distribution (dividend or split) and rights offering:

For this corporate action, the following additional assumptions apply:

•   Shareholders receive B new shares from the distribution and C new shares from the rights offering for every A share held.

•   If A is not equal to one share, all the following “new number of shares” formulae need to be divided by A:

– If rights are applicable after stock distribution (one action applicable to other):

Adjusted price = (closing price * A + subscription price

                            * C * (1 + B / A)) / ((A + B) * ( 1 + C / A))

New number of shares = old number of shares *

                                         ((A + B) * (1 + C / A)) / A

Divisor: increases

– If stock distribution is applicable after rights (one action applicable to other):

Adjusted price = (closing price * A + subscription

                            price * C) / ((A + C) * (1 + B / A))

New number of shares = old number of shares *

                                         ((A + C) * (1 + B / A))

Divisor: increases

- Stock distribution and rights (neither action is applicable to the other):

Adjusted price = (closing price * A + subscription price * C) / (A + B + C)

New number of shares = old number of shares * (A + B + C) / A

Divisor: increases

Discontinuation of the Dow Jones EURO STOXX 50 Index; Alteration of Method of Calculation

STOXX Limited has no obligation to continue to publish the Dow Jones EURO STOXX 50 Index, and may discontinue publication of the Dow Jones EURO STOXX 50 Index at any time in its sole discretion. If STOXX Limited discontinues publication of the Dow Jones EURO STOXX 50 Index and STOXX Limited or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the discontinued Dow Jones EURO STOXX 50 Index (such index being referred to herein as a “EURO STOXX successor index”), then any Index closing level will be determined by reference to the level of such EURO STOXX successor index at the close of trading on the relevant exchange or market for the EURO STOXX successor index on each relevant Basket Valuation Date, Observation Date, Averaging Date, Review Date or other relevant date or dates as set forth in the relevant terms supplement.

Upon any selection by the calculation agent of a EURO STOXX successor index, the calculation agent will cause written notice thereof to be promptly furnished to the trustee, to us and to the holders of the notes.

If STOXX Limited discontinues publication of the Dow Jones EURO STOXX 50 Index prior to, and such discontinuance is continuing on, a Basket Valuation Date, Observation Date, Averaging Date, Review Date or other relevant date or dates as set forth in the relevant terms supplement and the calculation agent determines, in its sole discretion, that no EURO STOXX successor index is available at such time, or the calculation agent has previously selected a EURO STOXX successor index and publication of such EURO STOXX successor index is discontinued prior to, and such discontinuation is continuing on, such Basket Valuation Date, Observation Date, Averaging Date, Review Date or other relevant date, or if STOXX Limited (or the publisher of any Dow Jones EURO STOXX 50 successor index) fails to calculate and publish a closing level for the Dow Jones EURO STOXX 50 Index (or any Dow Jones EURO STOXX 50 successor index) on any date when it would ordinarily do so in accordance with its customary practice, then the calculation agent will determine the Index closing level for such date. The Index closing level will be computed by the calculation agent in accordance with the formula for and method of calculating the Dow Jones EURO STOXX 50 Index or EURO STOXX successor index, as applicable, last in effect prior to such discontinuation or failure to calculate or publish a closing level for the index, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session on such date of each security most recently comprising the Dow Jones EURO STOXX 50 Index or EURO STOXX successor index, as applicable. Notwithstanding these alternative arrangements, discontinuation of the publication or failure to calculate or publish the closing level of the Dow Jones EURO STOXX 50 Index may adversely affect the value of the notes.

As used herein, “closing price” of a security, on any particular day, means the last reported sales price for that security on the relevant exchange at the scheduled weekday closing time of the regular trading session of the relevant exchange. If, however, the security is not listed or traded on a bulletin board, then the closing price of the security will be determined using the average execution price per share that an affiliate of Lehman Brothers Holdings Inc. pays or receives upon the purchase or sale of the security used to hedge Lehman Brothers Holdings Inc.’ obligations under the notes. The “relevant exchange” for any security (or any combination thereof then underlying the Dow Jones EURO STOXX 50 Index or any successor index) means the primary exchange, quotation system (which includes bulletin board services) or other market of trading for such security.

If at any time the method of calculating the Dow Jones EURO STOXX 50 Index or a EURO STOXX successor index, or the level thereof, is changed in a material respect, or if the Dow Jones EURO STOXX 50 Index or a EURO STOXX successor index is in any other way modified so that the Dow Jones EURO STOXX 50 Index or such EURO STOXX successor index does not, in the opinion of the calculation agent, fairly represent the level of the Dow Jones EURO STOXX 50 Index or such EURO STOXX successor index had such changes or modifications not been made, then the calculation agent will, at the close of business in New York City on each date on which the Dow Jones EURO STOXX 50 Index closing level is to be determined, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a level of a stock index comparable to the Dow Jones EURO STOXX 50 Index or such EURO STOXX successor index, as the case may be, as if such changes or modifications had not been made, and the calculation agent will calculate the Index closing level with reference to the Dow Jones EURO STOXX 50 Index or such EURO STOXX successor index, as adjusted. Accordingly, if the method of calculating the Dow Jones EURO STOXX 50 Index or a EURO STOXX successor index is modified so that the level of the Dow Jones EURO STOXX 50 Index or such EURO STOXX successor index is a fraction of what it would have been if there had been no such modification (e.g., due to a split in the Dow Jones EURO STOXX 50 Index), then the calculation agent will adjust its calculation of the Dow Jones EURO STOXX 50 Index or such EURO STOXX successor index in order to arrive at a level of the Dow Jones EURO STOXX 50 Index or such EURO STOXX successor index as if there had been no such modification (e.g., as if such split had not occurred).

License Agreement with STOXX Limited

Lehman Brothers International Europe has entered into a non-transferable, non-exclusive license agreement with STOXX, which grants Lehman Brothers Holdings Inc. and certain of its affiliates or subsidiaries a license, in exchange for a fee, to use the Dow Jones EURO STOXX 50 Index in connection with certain securities, including the notes.

The notes are not sponsored, endorsed, sold or promoted by STOXX Limited (including its affiliates) (collectively referred to as “STOXX Limited”). STOXX Limited has not passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to the notes. STOXX Limited makes no representation or warranty, express or implied to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly, or the ability of the EURO STOXX 50 Index to track general stock market performance. STOXX Limited has no relationship to Lehman Brothers other than the licensing of the Dow Jones EURO STOXX 50 Index and the related trademarks for use in connection with the notes, which index is determined, composed and calculated by STOXX Limited without regard to Lehman Brothers or the notes. STOXX Limited has no obligation to take the needs of Lehman Brothers or the owners of the notes into consideration in determining, composing or calculating the Dow Jones EURO STOXX 50 Index. STOXX Limited is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the notes to be issued or in the determination or calculation of the equation by which the notes are to be converted into cash. STOXX Limited has no liability in connection with the administration, marketing or trading of the notes.

STOXX LIMITED DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE DOW JONES EURO STOXX 50® INDEX OR ANY DATA INCLUDED THEREIN AND STOXX LIMITED SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS THEREIN. STOXX LIMITED MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY LEHMAN BROTHERS, HOLDERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY IN CONNECTION WITH THE USE OF THE DOW JONES EURO STOXX 50 INDEX OR ANY DATA INCLUDED THEREIN. STOXX LIMITED MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE DOW JONES EURO STOXX 50® INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL STOXX LIMITED HAVE ANY LIABILITY FOR ANY LOST PROFITS OR SPECIAL, INCIDENTAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF. THE LICENSING AGREEMENT BETWEEN LEHMAN BROTHERS AND STOXX LIMITED IS SOLELY FOR THEIR BENEFIT AND NOT FOR THE BENEFIT OF THE OWNERS OF THE NOTES OR ANY THIRD PARTIES.

“DOW JONES EURO STOXX 50®” AND “STOXX®” ARE TRADEMARKS OF STOXX LIMITED AND HAVE BEEN LICENSED FOR CERTAIN PURPOSES BY LEHMAN BROTHERS. THE NOTES ARE NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY STOXX LIMITED, AND STOXX LIMITED MAKES NO REPRESENTATION REGARDING THE ADVISABILITY OF INVESTING IN THE NOTES.